Exhibit 4.10
WAIVER, CONSENT AND AMENDMENT NO. 6
TO UNCOMMITTED MASTER SHELF AGREEMENT
As of March 28, 2011
Verisk Analytics, Inc.
545 Washington Boulevard
Jersey City, NJ 07310-1686
Insurance Services Office, Inc.
545 Washington Boulevard
Jersey City, NJ 07310-1686
Ladies and Gentlemen:
     Reference is made to that certain Uncommitted Master Shelf Agreement, dated as of June 13, 2003 (as amended by Amendment No. 1 to Note Purchase and Master Shelf Agreement, dated as of February 1, 2005, Amendment No. 2 to Note Purchase and Master Shelf Agreement, dated as of June 13, 2005, Amendment No. 3 to Note Purchase and Master Shelf Agreement, dated as of January 23, 2006, Waiver and Amendment No. 4 to Uncommitted Master Shelf Agreement, dated as of February 28, 2007, Amendment No. 5 to Uncommitted Master Shelf Agreement, dated as of August 30, 2010, and as further amended from time to time, the “Shelf Agreement”), by and among Insurance Services Office, Inc., a Delaware corporation (the “Company”), on the one hand, and The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Prudential Retirement Insurance and Annuity Company, Prudential Annuities Life Assurance Corporation (formerly American Skandia Life Assurance Corporation), Gibraltar Life Insurance Co., Ltd., American Bankers Insurance Company of Florida, Inc., RGA Reinsurance Company, United of Omaha Life Insurance Company and each Prudential Affiliate which has become bound by certain provisions of the Shelf Agreement (as provided therein) (collectively, the “Purchasers”), and Prudential Investment Management, Inc. (“Prudential”), on the other, whereby the Company issued and sold its (i) 4.60% Series E Senior Notes due June 13, 2011 (the “Series E Notes”), (ii) 6.00% Series F Senior Notes due August 8, 2011 (the “Series F Notes”), (iii) 6.13% Series G Senior Notes due August 8, 2013 (the “Series G Notes”), (iv) 5.84% Series H Senior Notes due October 26, 2015 (the “Series H Notes”), (v) 6.28% Series I Senior Notes due April 29, 2015 (the “Series I Notes”) and (vi) 6.85% Series J Senior Notes due June 15, 2016 (the “Series J Notes”), and proposes to issue additional Shelf Notes (as defined in the Shelf Agreement) (such additional Shelf Notes, together with the Series E Notes, the Series F Notes, the Series G Notes, the Series H Notes, the Series I Notes and the Series J Notes are referred to herein, collectively, as the “Notes”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Shelf Agreement. This Amendment No. 6 to Uncommitted Master Shelf Agreement shall be referred to herein as this “Agreement”.
     Pursuant to the request of the Company and Verisk Analytics, Inc., a Delaware corporation (the “Parent”), and in accordance with the provisions of paragraph 11C of the Shelf Agreement, the parties to this Agreement hereby agree as follows:

     1. WAIVERS.
     Subject to the satisfaction of the conditions set forth in Section 4 hereof, each Purchaser hereby waives, effective as of the date first above written, only the following:
     a. the Event of Default arising under paragraph 7A(vi) caused by the Company’s failure to comply with paragraph 5M (Most Favored Lender Status) of the Shelf Agreement solely to the extent of the Company’s past failure to deliver amendments to the Shelf Agreement incorporating the more favorable provisions contained in any agreement set forth on Schedule I hereto; and
     b. the Event of Default arising under paragraph 7A(vi) caused by the Company’s failure to comply with Schedule 5N and paragraph 5N (Additional Covenants and Definitions), which incorporated mutatis mutandis Section 6.12 (Additional Guarantors) of the Bank Agreement, solely to the extent of the Company’s past failure to cause the Parent to become a Guarantor of the Notes pursuant to the terms of the Shelf Agreement; provided that the Parent shall deliver, on the date first written above, an Agreement of Guaranty in favor of the holders of the Notes dated as of such date in the form attached hereto as Exhibit A.
     2. WAIVERS IN CONNECTION WITH AN OFFERING.
     Solely in connection with any underwritten offering of unsecured debt securities (whether registered under the Securities Act of 1933, as amended, (the “Securities Act”) or exempt therefrom (pursuant to Rule 144A under the Securities Act or otherwise)) to be issued by either the Parent or the Company and guaranteed by the Parent or the Company, as applicable, and any direct or indirect subsidiary of the Parent or the Company (an “Offering”), and subject to the satisfaction of the conditions set forth in Section 4 hereof, each Purchaser hereby waives, effective as of the date first above written, compliance with Sections 2.05(b)(iii), 7.02, 7.08 or 7.11 of the Bank Agreement (copies of which are attached hereto as Exhibit B) solely to the extent that such provisions would prohibit or otherwise affect the consummation of an Offering or the use of proceeds thereof, which provisions have been deemed to be automatically included in the Shelf Agreement pursuant to paragraph 5M (Most Favored Lender Status).
     3. AMENDMENTS.
     a. In accordance with the provisions of the Shelf Agreement, the Shelf Agreement is, subject to the satisfaction of the conditions set forth in Section 4 hereof, hereby amended effective as of the date first above written, to include any and all representations, warranties, covenants, event of default provisions, and any and all definitions related thereto, which are more favorable to the Purchasers and Prudential and that are included in any agreement set forth on Schedule I hereto (other than as expressly so amended in this Agreement).
     b. Clause (vii) of paragraph 3A (Certain Documents) of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:
     “(vii) Certified copies of Requests for Information or copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Parent, the Company or any Subsidiary incorporated or formed in the United States (under its present name and previous names) as debtor and which are filed in the offices of the Secretaries of State of their respective jurisdictions of incorporation or formation, together with copies of such financing statements.”
     c. Paragraph 5L (Pari Passu Status) of the Shelf Agreement is hereby amended by adding the following sentence to the end thereof:
     “The Parent covenants that any and all Indebtedness owing under its Guarantee in favor of the holders of the Notes shall rank at least pari passu with all other present and future unsecured Indebtedness of the Parent.”
     d. Paragraph 5M (Most Favored Lender Status) of the Shelf Agreement is hereby amended by deleting “.” at the end of the first sentence of the first paragraph and adding the following proviso to the end thereof:
     “provided, however, that, so long as no Default or Event of Default shall then be continuing, any such amendment of this Agreement shall be deemed to (i) terminate automatically upon (x) the repayment in full and termination of such Indebtedness or (y) the effective date of the deletion of such more favorable provisions in respect of such Indebtedness pursuant to the terms of such Indebtedness or (ii) be amended automatically and in like manner and effect upon the effectiveness of any amendment of such more favorable provisions in respect of such Indebtedness pursuant to the terms of such Indebtedness. In no event shall any such termination or amendment referred to in the foregoing proviso have the effect of making this Agreement any less favorable to the holders of the Notes than was the case prior to the incorporation of any such more favorable provision pursuant to this paragraph.”
     For the avoidance of doubt, the parties to this Agreement hereby acknowledge and agree that the effect of the foregoing amendment shall be to terminate more favorable provisions incorporated in the Shelf Agreement pursuant to paragraph 5M to the extent the Indebtedness that gave rise to the incorporation of any such provision has been terminated, or any such provision has been deleted or amended in respect of such Indebtedness on or prior to the date of this Agreement (and for such purposes the requirement that no Default or Event of Default be continuing at the time of such termination, deletion or amendment shall hereby be deemed to have been satisfied).
     e. Paragraph 5M (Most Favored Lender Status) of the Shelf Agreement is hereby further amended by deleting the second sentence of the first paragraph and adding the following sentence in lieu thereof:
     “Within three (3) Business Days of either the inclusion of more favorable provisions or the deletion or amendment thereof as provided in the foregoing sentence, the Parent will deliver an executed written conforming amendment to this Agreement effective as of the date of such inclusion, deletion or amendment of more favorable provisions; provided, however, that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.”

     f. Paragraph 5N (Additional Covenants and Definitions) of the Shelf Agreement is hereby amended by deleting “.” at the end of the sentence and adding the following proviso to the end thereof:
     “provided that Section 6.12 (Additional Guarantors) of the Bank Agreement, as heretofore incorporated herein by reference pursuant to paragraph 5M hereof, is hereby amended and restated in its entirety as follows:
     “5N(1). Additional Guarantors. The Company shall notify the each holder of Notes at the time that any Person becomes (a) a Material Domestic Subsidiary or (b) the parent company of the Company, and promptly thereafter (and in any event within 30 days (in the case of the foregoing clause (a), within 30 days of the most recently ended fiscal quarter)), cause such Person to (i) become a Guarantor by executing and delivering to the each holder of Notes a counterpart of an agreement evidencing its Guarantee in favor of the holders of the Notes or such other document as the holders of Notes shall reasonably deem appropriate for such purpose, and (ii) deliver to each holder of Notes documents of the types referred to in paragraphs 3A(ii) through (vi) of this Agreement and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the foregoing clause (i)), with such agreement, documents and opinions referred to in clauses (i) and (ii) to be all in form, content and scope reasonably satisfactory to such holders.”
     g. Paragraph 6A(1) (Consolidated Interest Coverage Ratio) of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:
     “6A(1). Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 3.0-to-1.0.”
     h. Paragraph 6A(2) (Consolidated Leverage Ratio) of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:
     “6A(2). Consolidated Funded Debt Leverage Ratio. The Consolidated Funded Debt Leverage Ratio at any time during any period of four fiscal quarters of the Parent to be greater than 3.0-to-1.0.”
     i. Paragraph 6C (Limitations on Liens and Encumbrances) of the Shelf Agreement is hereby amended by adding the phrase “and the Guarantees, as applicable,” immediately after the word “Notes” in all instances the word “Notes” appears in the first paragraph and in the first two instances the word “Notes” appears in the last paragraph.
     j. Paragraph 6C (Limitations on Liens and Encumbrances) of the Shelf Agreement is hereby amended further by deleting “.” at the end of clause (xiv) and by adding at the end thereof the following:
     “; provided that no such Liens permitted under this paragraph 6C may secure any obligation under the Bank Agreement or under any other additional, renewed, refinanced,

refunded, restated, replacement or successor bank credit agreement of the Parent and any direct or indirect Subsidiaries or under any other private placement facilities now or in the future existing, as amended, renewed, refinanced, refunded, restated or replaced, of the Parent and any direct or indirect Subsidiaries.”
     k. Paragraph 6D (Merger and Consolidation) of the Shelf Agreement is hereby amended by adding “and” to the end of clause (i), deleting “; and” at the end of clause (ii) and adding “.” in lieu thereof, and deleting clause (iii) in its entirety.
     l. A new paragraph 6D(1) is hereby added to the Shelf Agreement immediately after paragraph 6D to read as follows:
          “6D(1). Merger and Consolidation with respect to Parent. The Parent will not consolidate with or merge into any other corporation, or transfer its properties and assets substantially as an entirety to any Person, unless:
     (i) the surviving corporation, if the Parent is not the survivor, is a U.S. corporation that expressly assumes, by a written agreement satisfactory in form and substance to the Required Holders (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel as the Required Holders may require), the obligations of the Parent under this Agreement and its Guarantee, including all covenants herein and therein contained, and such successor or acquiring entity shall succeed to and be substituted for the Parent with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the Parent from any of its obligations and liabilities under this Agreement or its Guarantee unless such sale is followed by the complete liquidation of the Parent and substantially all the assets of the Parent immediately following such sale are distributed to the successor or acquiring entity in such liquidation;
     (ii) no Default or Event of Default exists or would exist after giving effect to such merger or consolidation; and
     (iii) the Consolidated EBITDA of the surviving corporation for the period of four fiscal quarters of the surviving corporation immediately preceding such transaction, determined as if such transaction had occurred on the first day of such period, is at least as great as the Consolidated EBITDA of the Parent for the same period (for the avoidance of doubt, determined without giving effect to such transaction).”
     m. Paragraph 6G (Subsidiary Restrictions) of the Shelf Agreement is hereby amended by adding the phrase “other than the Company” immediately after the first use of the word “Subsidiary” and immediately before the first use of the word “to” in the paragraph.
     n. Paragraph 6H (Issuance of Stock by Subsidiaries) of the Shelf Agreement is hereby amended by adding the phrase “other than the Company” immediately after the first use of the word “Subsidiary” and before the first parenthetical expression in the paragraph.
     o. Paragraph 6I (Guarantees) of the Shelf Agreement is hereby amended by deleting “6A(2); or” at the end of clause (iii) and inserting in its place “6B; or”.

     p. Paragraph 8D (Outstanding Debt) of the Shelf Agreement is hereby amended by deleting the reference to “Consolidated Total Debt” and adding “Consolidated Funded Indebtedness” in lieu thereof.
     q. Paragraph 10B (Other Terms) of the Shelf Agreement is hereby amended by adding (or amending and restating in their entirety, as applicable) the following terms in their proper alphabetical order:
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Consolidated EBIT” means, for any period, for the Parent and its direct and indirect Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges; (ii) the provision for federal, state, local and foreign income taxes payable by the Parent and its direct and indirect Subsidiaries for such period; (iii) non-cash charges for the appreciation of ESOP shares; (iv) non-cash stock option expenses under FASB Accounting Standards Codification 718 for such period; (v) non-cash expenses in connection with the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such expenses are the result of increasing the participant liabilities for said plans due to the appreciation in value of the investments held; (vi) non-cash expenses other than temporary impairment of the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such expenses are the result of the depreciation in value of the investments held in said plan; (vii) non-cash loss on the disposal of fixed assets for such period; and (viii) other non-recurring expenses of the Parent and its direct and indirect Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Parent and its direct and indirect Subsidiaries for such period; (ii) non-cash gains in connection with the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such gains are the result of decreasing the participant liabilities for said plans due to the depreciation in value of the investments held; and (iii) other non-recurring non-cash items increasing Consolidated Net Income for such period.
     “Consolidated EBITDA” means, for any period, for the Parent and its direct and indirect Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense calculated on a GAAP basis; (ii) the provision for federal, state, local and foreign income taxes payable by the Parent and its direct and indirect Subsidiaries for such period; (iii) depreciation and amortization expense; (iv) non-cash charges for the appreciation of ESOP shares; (v) non-cash stock option expenses under FASB Accounting Standards Codification 718 for such period; (vi) non-cash expenses in connection with the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such expenses are the result of increasing the participant liabilities for said plans due to the appreciation in value of the investments held; (vii) non-cash expenses other than temporary impairment of the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such expenses are the result of the depreciation in value of the investments held; (viii) non-cash loss on the disposal of fixed assets for such period; and (ix) other non-recurring expenses of the Parent and its direct and indirect Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Parent and its direct and indirect Subsidiaries for such period; (ii) non-cash gains in connection with the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such gains are the result of decreasing the participant liabilities for said plans due to the depreciation in value of the investments held; and (iii) other non-recurring non-cash items increasing Consolidated Net Income for such period.
     “Consolidated Funded Debt Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
For the purposes of calculating the Consolidated Funded Debt Leverage Ratio in connection with determining compliance with the financial covenant set forth and contained in Paragraph 6A(2) of this Agreement only, and for no other purpose, to the extent that the Parent acquires a Person in accordance with the terms, conditions, and provisions of this Agreement, the calculation of Consolidated EBITDA shall include the pro forma effect of such acquisition as if such acquisition shall have occurred on the first date of such period.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent and its direct and indirect Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including obligations under the Bank Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations, whether contingent or otherwise, arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of Property or services (other than obligations to pay the earn out portion of the purchase price for Permitted Acquisitions and trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Parent or any direct or indirect Subsidiary, (g) without duplication, all Guarantees by the Parent and/or the Company of Permitted Subsidiary Acquisition Indebtedness, and (h) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or a direct or indirect Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Parent or such direct or indirect Subsidiary.
     “Consolidated Interest Charges” means, for any period, for the Parent and its direct and indirect Subsidiaries on a consolidated basis, all interest, premium payments, debt discount, fees, charges and related expenses of the Parent and its direct and indirect Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case (a) paid in cash and (b) to the extent treated as interest in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBIT for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.
     “Consolidated Net Income” means, for any period, for the Parent and its direct and indirect Subsidiaries on a consolidated basis, the net income of the Parent and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “ESOP” means that certain Insurance Services Office, Inc. Employee Stock Ownership Plan established by the ESOP Trust Agreement dated January 3, 1997 as it may be amended and/or modified from time to time.
     “Material Domestic Subsidiary” means any Domestic Subsidiary (a) which accounts for, or is responsible for generating, ten percent (10%) or more of the consolidated operating income or consolidated revenue of the Parent and its direct and indirect Subsidiaries, as of the most recently ended fiscal quarter or (b) which contributed more than ten percent (10%) of Consolidated EBITDA for the most recently ended four fiscal quarter period; provided that no Domestic Subsidiary shall be deemed to be a Material Domestic Subsidiary for the purposes of compliance with paragraph 5N(1) until the earlier of (i) the inclusion of such Domestic Subsidiary in the annual audited consolidated results of the Parent for at least nine (9) months and such annual audited consolidated results shall have been publicly filed in the Parent’s annual report on Form 10-K and (ii) the public filing by the Parent of annual audited financial statements for such Domestic Subsidiary for the most recent fiscal year, provided that the determination of whether such annual audited financial statements for such Domestic Subsidiary are prepared and publicly filed shall be at the sole discretion of the Parent. Notwithstanding the foregoing definition to the contrary, the parties hereto hereby acknowledge and agree that, as of March 28, 2011, 3E Company Environmental, Ecological and Engineering, a Delaware corporation, is not a Material Domestic Subsidiary.

     “Parent” means Verisk Analytics, Inc., a Delaware corporation.
     “Permitted Acquisition” means any merger, consolidation, or acquisition with or of any Person which complies with each of the following terms and conditions:
     (a) said Person must be in a line of business substantially similar to those lines of business conducted by the Parent and its Subsidiaries as of September 10, 2010, or any business substantially related, reasonably complimentary, or incidental thereto; and
     (b) no Default or Event of Default shall exist at the time of, or shall result or be caused by, such merger, consolidation, or acquisition; and
     (c) all of the financial covenants set forth in paragraph 6A of this Agreement must be complied with on both a pro forma combined basis for the then current period and on a projected basis, and, as evidence of such compliance, the Required Holders shall have first received from the Parent a written certificate signed by a Responsible Officer showing, in reasonable detail, the calculation of the pro-forma Consolidated Funded Debt Leverage Ratio of the Parent and its Subsidiaries, after giving effect to such merger, consolidation, or acquisition; and
     (d) in the event the Parent is not the surviving Person, the surviving Person shall be a domestic Person that expressly assumes, by a written agreement satisfactory in form and substance to the Required Holders (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel (who may be in-house counsel) as the Required Holders may reasonably require), the obligations of the Parent and the Company under this Agreement, including, without limitation, all covenants contained herein, and such successor or acquiring Person shall succeed to and be substituted for the Parent and the Company with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the Parent or the Company from any of their obligations and liabilities under this Agreement unless such sale is followed by the complete liquidation of the Parent and substantially all the assets of the Parent immediately following such sale are distributed to the successor or acquiring Person in such liquidation.
     “Permitted Subsidiary Acquisition Indebtedness” means Indebtedness of any Subsidiary of the Parent which is:
     (a) owed by any Person at the time (i) such Person becomes a Subsidiary of or is merged with or into the Parent or a Subsidiary of the Parent or (ii) a Subsidiary acquires any Property from such Person and which Indebtedness is expressly assumed by such Subsidiary at the time of such acquisition; provided that (A) such Indebtedness was not created, incurred, or assumed by such Person or such Subsidiary in contemplation of any Permitted Acquisition, (B) in the event such Indebtedness shall be Guaranteed, such Guarantee shall be unsecured and shall be given by the Parent and/or the Company, and (C) the principal amount of such Indebtedness shall not be increased at any time after it is first acquired or assumed, as applicable, or
     (b) incurred by such Subsidiary to finance or to refinance a Permitted Acquisition; provided that (i) such Indebtedness shall be incurred substantially simultaneously with the consummation of such Permitted Acquisition, (ii) the principal amount of such Indebtedness incurred in connection with such Permitted Acquisition shall not be increased at any time after it is first incurred, (iii) the principal amount of such Indebtedness (together with any accrued interest thereon and closing costs relating thereto) shall at no time exceed one hundred percent (100%) of the original purchase price of such Permitted Acquisition, and (iv) in the event such Indebtedness shall be Guaranteed, such Guarantee shall be unsecured and shall be given by the Parent and/or the Company.
     “Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Parent and/or any of its direct or indirect Subsidiaries.
     “Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns more than 50% of the total combined voting power of all classes of Voting Stock. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company or the Parent, as applicable.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     r. The following paragraph 11T is hereby added to the Shelf Agreement after paragraph 11S:
     “11T. Certain References to “Company”. (a) All references to “Company” in paragraphs 5, 6 and 7 of this Agreement, as well as in the definitions of the defined terms as used in such paragraphs, shall be deemed to mean the “Parent” except as follows:
     (i) all references to “Company” in paragraph 5B, paragraph 5L, paragraph 6D, the first instance of the word “Company” in paragraph 6G, the first instance of the word “Company” in paragraph 6H, clauses (vii), (xii) and (xiii) of paragraph 6M, clauses (i), (ii) and (iv) of paragraph 7A, the final paragraph of paragraph 7A, clauses (i) and (ii) of paragraph 7B and the definitions of “Bank Agreement” and “Credit Agreements” in paragraph 10B shall remain as references to the “Company”;

     (ii) all references to “Company” in clause (iv) of paragraph 6E shall be deemed to mean “Parent and the Company” and all references to “Company” in clauses (v), (vi) and (xi) of paragraph 7A shall be deemed to mean “Parent or the Company”;
     (iii) the reference to “Company’s” in clause (xiv) of paragraph 6C shall be deemed to mean “Parent’s or the Company’s”; and
     (iv) the references to “Company” in the definition of “Responsible Officer” shall be deemed to mean “Parent or the Company”, as applicable; and
     (v) for the avoidance of doubt, the references to “Company” in the amendments to this Agreement set forth in Waiver, Consent and Amendment No. 6 to Uncommitted Master Shelf Agreement shall remain as references to the “Company”.
     (b) All references to “Company” in paragraph 11C, paragraph 11F and paragraph 11R (other than in clause (iii) in the first proviso thereof or clause (v) in the second proviso thereof) shall be deemed to be “Parent and the Company”, and all references to “Company” in clause (iii) of paragraph 11I, clause (iii) in the first proviso of paragraph 11R and clause (v) in the second proviso of paragraph 11R shall be deemed to mean “Parent or the Company”.”
     4. CONDITIONS TO EFFECTIVENESS.
     a. Executed Counterparts. Prudential shall have received a counterpart of this Agreement executed by the Company and the Parent.
     b. Representations and Warranties as of March 28, 2011. The representations and warranties contained in Section 6 below shall be true on and as of the date hereof.
     c. Legal Fees. The Company shall have paid all costs and reasonable expenses of Prudential and the Purchasers relating to this Agreement due in accordance with paragraph 11B of the Shelf Agreement (including, without limitation, all reasonable attorney’s fees and disbursements).
     d. Parent Guarantee. Prudential shall have received a fully executed Guarantee from the Parent substantially in the form of Exhibit A hereto.
     e. Amendments to Private Placement Facilities. The Purchasers shall have received true and correct copies of fully executed amendments to each of the existing private placement facilities maintained by the Company as of the date above first written (the “Private Placement Amendments”) reflecting modifications to the terms thereof substantially the same as the changes set forth in Section 3 hereof, each in form and substance reasonably satisfactory to the Purchasers.

     f. Bank Amendment. The Purchaser shall have received a true and correct copy of the Fourth Amendment and Modification Agreement, of even date herewith, with respect to the Bank Agreement, executed by all parties thereto.
     g. Representations and Warranties. The representations and warranties contained in Section 6 below shall be true on and as of the effective date of the Private Placement Amendments.
     5. AGREEMENT OF PARENT.
     By its execution of this Agreement, the Parent hereby agrees and acknowledges that it is a party to the Shelf Agreement for all purposes.
     6. REPRESENTATIONS AND WARRANTIES.
     To induce you to enter into this Agreement, the Company and the Parent represent, warrant and acknowledge as follows:
     a. The execution, delivery and performance by the Company and the Parent of this Agreement (i) is within its corporate power and (ii) is legal and does not conflict with, result in any breach of, constitute a default under, or result in the creation of any Lien upon any property of the Parent, the Company or any Subsidiary under the provisions of: (A) any charter, instrument or bylaw to which it is a party or by which it or any of its property may be bound, (B) any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to it or its property, or (C) any agreement or instrument to which it is a party or by which it or any of its properties may be bound or any statute or other rule or regulation of any governmental authority applicable to it or its properties, except where such conflict, breach, default or Lien could not reasonably be expected to have a Material Adverse Effect.
     b. This Agreement has been duly authorized, executed and delivered by a duly authorized officer of the Company and the Parent, and constitutes the legal, valid and binding obligations of the Company and the Parent, enforceable in accordance with its terms, except that enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and subject to the availability of equitable remedies.
     c. After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.
     d. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or administrative or governmental body or third party is required in connection with the execution, delivery or performance by the Company and the Parent of this Agreement.
     e. Neither the Parent, the Company nor any of their Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Asset Control, or in Section 1 of Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to

Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended, or is otherwise a Person which is the subject of United States sanctions laws and regulations or (ii) knowingly (as such term is defined in Section 101(6) of the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, United States Public Law 111195, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect engages in any dealings or transactions with any such Person.
     f. Neither the Parent nor the Company shall have made any payment to, or compensated in any way, any lenders under the private placement facilities in connection with any of the Private Placement Amendments or any lenders under the Bank Agreement.
     7. MISCELLANEOUS.
     a. Except as expressly provided herein, (i) no terms or provisions of the Shelf Agreement or any other agreement are modified or changed by this Agreement and (ii) the terms of this Agreement shall not operate as a waiver by the Purchasers of, or otherwise prejudice the Purchasers’ rights, remedies or powers under, the Shelf Agreement or under any applicable law, and all of such rights, remedies and powers are hereby expressly reserved.
     b. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     c. The Parent and the Company agree to make such further changes to the Shelf Agreement as shall be reasonably requested by the Required Holders to make all provisions in the Shelf Agreement consistent with the specific changes set forth in this Agreement.
     d. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.
[signature pages follow]

     Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Assistant Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Assistant Vice President
[ISO Shelf Agreement Waiver, Consent and Amendment]

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as Investment Manager

	By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION (formerly American Skandia Life Assurance Corporation)

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager
By:	Prudential Investment Management, Inc., as Sub-Adviser

	By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Vice President

AMERICAN BANKERS INSURANCE COMPANY OF FLORIDA, INC.

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)
[ISO Shelf Agreement Waiver, Consent and Amendment]

By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Vice President

[ISO Shelf Agreement Waiver, Consent and Amendment]

RGA REINSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Yvonne Guajardo
Yvonne Guajardo
Vice President
[ISO Shelf Agreement Waiver, Consent and Amendment]

INSURANCE SERVICES OFFICE, INC.

By:	/s/ Mark V. Anquillare
Name:	Mark V. Anquillare
Title:	Executive Vice President and Chief Financial Officer

VERISK ANALYTICS, INC.

By:	/s/ Mark V. Anquillare
Name:	Mark V. Anquillare
Title:	Executive Vice President and Chief Financial Officer
[ISO Shelf Agreement Waiver, Consent and Amendment]

Schedule I
1.	Credit Agreement, dated as of July 2, 2009 (as amended by a Letter Amendment, dated as of August 21, 2009, Second Amendment and Modification Agreement, dated as of April 19, 2010, Third Amendment and Modification Agreement, dated as of September 10, 2010, and Fourth Amendment and Modification Agreement, dated as of March 28, 2011), by and among the Company, Bank of America, N.A. as agent and lender, and the other lenders from time to time party thereto, as such agreement may be further amended, restated, replaced or otherwise modified from time to time.
2.	Uncommitted Master Shelf Agreement, dated as of July 10, 2006 (as amended by an Amendment and Waiver dated as of December 29, 2006, and as further amended from time to time), by and among Insurance Services Office, Inc., a Delaware corporation, Principal Life Insurance Company and each Principal Affiliate (as defined therein) which has become bound by certain provisions thereof, and Principal Global Investors, LLC.
3.	Uncommitted Master Shelf Agreement, dated as of March 16, 2007 (as amended by First Amendment to Uncommitted Master Shelf Agreement, dated as of March 16, 2010), and as further amended from time to time), by and among Insurance Services Office, Inc., a Delaware corporation, New York Life Insurance Company and each of the New York Life Affiliates (as defined therein) which has become bound by certain provisions thereof.
4.	Uncommitted Master Shelf Agreement, dated as of December 10, 2008, (as may be amended from time to time), by and among Insurance Services Office, Inc., a Delaware corporation, Aviva Investors North America Inc. and each of the Aviva Affiliates (as defined therein) which has become bound by certain provisions thereof.

I-1

Exhibit A
FORM OF AGREEMENT OF GUARANTY
     THIS AGREEMENT OF GUARANTY (hereinafter, as it may be from time to time amended, modified, refinanced, extended, renewed and/or supplemented, referred to as this “Agreement of Guaranty”), is made the [ ] day of March, 2011 by
     VERISK ANALYTICS, INC., a corporation duly organized, validly existing in good standing under the laws of the State of Delaware having its principal office located at 545 Washington Boulevard, Jersey City, New Jersey 07310-1686 (the “Corporate Guarantor”);
IN FAVOR OF
     The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Prudential Retirement Insurance and Annuity Company, Prudential Annuities Life Assurance Corporation (formerly American Skandia Life Assurance Corporation), Gibraltar Life Insurance Co., Ltd., American Bankers Insurance Company of Florida, Inc., RGA Reinsurance Company, United of Omaha Life Insurance Company and each Prudential Affiliate which has become bound by certain provisions of the Note Agreement (as defined below, and as provided therein) (collectively, the “Purchasers”), and Prudential Investment Management, Inc. (“Prudential”, together with the Purchasers, the “Holders”), so long as they shall hold any Notes (as defined below) from time to time issued by Insurance Services Office, Inc. a Delaware corporation (the “Borrower”) under that certain Uncommitted Master Shelf Agreement, dated as of June 13, 2003 (as amended by Amendment No. 1 to Note Purchase and Master Shelf Agreement, dated as of February 1, 2005, Amendment No. 2 to Note Purchase and Master Shelf Agreement, dated as of June 13, 2005, Amendment No. 3 to Note Purchase and Master Shelf Agreement, dated as of January 23, 2006, Waiver and Amendment No. 4 to Uncommitted Master Shelf Agreement, dated as of February 28, 2007, Amendment No. 5 to Uncommitted Master Shelf Agreement, dated as of August 30, 2010, Waiver, Consent and Amendment No. 6 to Uncommitted Master Shelf Agreement dated as of the date above first written, and as further amended from time to time, the “Note Agreement”) by and between the Borrower and Holders relating to the issuance by the Borrower and the purchase by the Holders of the Borrower’s (i) 4.60% Series E Senior Notes due June 13, 2011 (the “Series E Notes”), (ii) 6.00% Series F Senior Notes due August 8, 2011 (the “Series F Notes”), (iii) 6.13% Series G Senior Notes due August 8, 2013 (the “Series G Notes”), (iv) 5.84% Series H Senior Notes, due October 26, 2015, (the “Series H Notes”), (v) 6.28% Series I Senior Notes, due April 29, 2015 (the “Series I Notes”) and (vi) 6.85% Series J Senior Notes due June 15, 2016 (the “Series J Notes”) and the issuance by the Borrower and the purchase by the Holders from time to time of additional Shelf Notes (as defined in the Note Agreement) (such additional Shelf Notes, together with the Series E Notes, Series F Notes, Series G Notes, Series H Notes, Series I notes and Series J Notes are referred to herein, as amended or supplemented from time to time, collectively, as the “Notes”).

W I T N E S S E T H:
     WHEREAS, defined terms used but not expressly defined herein shall have the same meanings when used herein as set forth in the Note Agreement.
     WHEREAS, in satisfaction of the condition to the waiver by the Purchasers set forth in Section (1)(b) of the Waiver, Consent and Amendment No. 6 to Uncommitted Master Shelf Agreement (the “Amendment”), dated as of the date above first written, the Corporate Guarantor has agreed to enter into and execute this Agreement of Guaranty, hereby guarantying the full, prompt and unconditional payment when due of any “Liabilities of the Borrower” (as such term is hereinafter defined) due and owing to the Holders in connection with the Notes, and the full and complete performance of all other monetary and non-monetary obligations of the Borrower with respect to the Notes.
     NOW, THEREFORE, THE CORPORATE GUARANTOR, HEREBY ABSOLUTELY AND UNCONDITIONALLY, REPRESENTS, WARRANTS AND COVENANTS AS FOLLOWS:
     1. The Corporate Guarantor hereby irrevocably guarantees the full, prompt and unconditional payment of each and every Liability of the Borrower owing to the Holders, when and as the same shall become due, whether at the stated maturity date, by acceleration or otherwise, including, without limitation, the full, prompt, and unconditional performance of each and every term and condition of any transaction to be kept and performed by the Borrower under the Note Agreement and the Notes (including, without limitation, interest accruing on the Notes after the commencement of a bankruptcy proceeding by or against the Company, regardless of whether such interest would be an allowed claim against the Company in such proceeding). This Agreement of Guaranty is a primary obligation of the Corporate Guarantor and shall be a continuing and inexhaustible agreement of guaranty. In the event any of the Liabilities of the Borrower shall not be paid according to their terms, the Corporate Guarantor shall immediately pay the same, this Agreement of Guaranty being a guaranty of full payment and not collectability.
     The term “Liability of the Borrower” or “Liabilities of the Borrower” shall include all obligations and liabilities of the Borrower owed to the Holders in connection with the Notes, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, due or to become due, to, and all obligations and liabilities of any successor of the Borrower owed to the Holders in connection with the Notes, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, due or to become due, to, or held by, the Holders.
     2. The Corporate Guarantor hereby represents and warrants that the financial statements contained in the Corporate Guarantor’s annual report on Form 10-K for the year ended December 31, 2010 (i) are true, correct and complete in all material respects, fairly represent, in all material respects, the Corporate Guarantor’s financial condition as of the date thereof, and no material adverse change has occurred in the Corporate Guarantor’s financial condition reflected therein since the dates thereof and (ii) no information has been omitted which would make the information previously furnished in such reports and financial statements misleading or incorrect in any material respect.

     3. The Corporate Guarantor hereby represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation and that it is authorized to conduct its business in, and is in good standing under the laws of, each other jurisdiction wherein its ownership of property or conduct of business legally requires such authorization, licensing or qualification, except where the failure to be so authorized or in good standing would not reasonably be expected to result in a material adverse effect on the Corporate Guarantor, and (ii) it has all requisite power, authority, franchises and licenses to (a) execute and deliver this Agreement of Guaranty and any other document, agreement, certificate or instrument to which it is a party or by which it is bound and in connection with the Notes and to consummate the transactions and perform its obligations hereunder and thereunder and (b) own its properties and assets and to carry on and conduct its business as presently conducted or proposed to be conducted. All necessary action to authorize the execution, delivery and performance of this Agreement of Guaranty and to consummate the transactions contemplated hereunder and thereunder has been taken by the Corporate Guarantor.
     4. The Corporate Guarantor hereby represents and warrants that neither the execution and delivery of this Agreement of Guaranty nor any other document, agreement, certificate and instrument to which it is a party or by which it is bound in connection with the Notes, nor the consummation of the transactions contemplated hereunder or thereunder or the compliance with or performance of the terms and conditions herein or therein will result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Corporate Guarantor, except as permitted in or anticipated by this Agreement of Guaranty, or is prevented by, limited by, conflicts with or will result in the breach or violation of or a default under the terms, conditions or provisions of (i) the Corporate Guarantor’s Articles of Incorporation, Bylaws, and/or any of the Corporate Guarantor’s other corporate governing documents, (ii) any indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which the Corporate Guarantor is a party or by which the Corporate Guarantor is bound or (iii) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or governmental authority to which the Corporate Guarantor is subject, except for any such breach, violation, or default with respect to the foregoing clauses (ii) and (iii) which would not reasonably be expected to result in a material adverse effect.
     5. The Corporate Guarantor hereby represents and warrants that it is not a party to any action, suit, proceeding, inquiry, hearing or investigation pending, or within the best of its knowledge, threatened, in any court of law or in equity, or before or by any governmental authority wherein there is a reasonable probability that an unfavorable determination, decision, decree, ruling or finding would (i) result in any material adverse change in the business, assets, liabilities, financial condition, properties or operations of the Corporate Guarantor, (ii) materially adversely affect the transactions contemplated by this Agreement of Guaranty and its ability to perform its obligations hereunder or (iii) adversely affect the validity or enforceability of this Agreement of Guaranty. The Corporate Guarantor hereby represents and warrants that to the best of its knowledge, it is not in violation of or default with respect to any order, writ, injunction, decree or demand of any such court or Governmental Authority, except for any such violation or default which would not reasonably be expected to result in a material adverse effect.

     6. The Corporate Guarantor hereby represents and warrants that (i) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority which are required in connection with the valid execution and delivery of this Agreement of Guaranty, and the carrying out or performance of any of the transactions required or contemplated hereunder to be performed by it, have been obtained or accomplished and are in full force and effect and (ii) to the best of its knowledge, all timely consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority which are required in connection with the issuance of the Notes have been obtained or accomplished and are in full force and effect, or can be obtained by the Borrower.
     7. The Corporate Guarantor hereby represents and warrants that (i) the assumption of its obligations hereunder will result in material benefits to it and (ii) this Agreement of Guaranty when executed and delivered will constitute a legal, valid and binding obligation on its part, enforceable against the Corporate Guarantor in accordance with its terms, subject, as to enforcement of remedies only, to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and similar laws of general application at the time in effect and general principles of equity.
     8. The Corporate Guarantor hereby waives notice of acceptance of this Agreement of Guaranty and notice of any Liability of the Borrower to which it may apply, and waives notice of default, non-payment, partial payment, presentment, demand, protest, notice of protest or dishonor and all other notices to which guarantors might otherwise be entitled, or which might be required by law and required to be given by the Holders, including, without limitation, all defenses based on suretyship or impairment of collateral (the Corporate Guarantor and the Holders intending this waiver to have the effects described in Section 48 of the Restatements (Third) of the Law of Suretyship and Guaranty).
     9. The Corporate Guarantor’s liability hereunder shall be in no way affected, diminished or released by (i) any amendment, change or modification of the provisions of the Notes or the Note Agreement, (ii) any extensions of time for performance required thereby, (iii) the release of the Borrower from performance or observation of any of the agreements, covenants, terms or conditions contained in any of said instruments by the Holders or by operation of law, whether made with or without notice to the Corporate Guarantor, (iv) acceptance by the Holders of additional security or any increase, substitution or changes therein, (v) the release by the Holders of any security or any withdrawal thereof or decrease therein or (vi) any other event or circumstance which might otherwise constitute a defense to the obligations hereunder to any of the Liabilities of the Borrower or to the obligations of others related hereto or thereto and the undersigned irrevocably waives the right to assert defenses, set-offs and counterclaims in any litigation relating to this guaranty and the Liabilities of the Borrower.
     10. Without incurring responsibility to the Corporate Guarantor and without impairing or releasing the obligations of the Corporate Guarantor hereunder, the Holders may at any time and from time to time without the consent of, or notice to the Corporate Guarantor, upon any terms or conditions and in whole or in part:

          (i) change the manner, place or terms of payment and/or change or extend the time for payment or renew or alter, any Liability of the Borrower or any security therefor, and the guaranty herein made shall apply to the Liabilities of the Borrower as so changed, extended, renewed or altered;
          (ii) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged, mortgaged or in which a security interest is given to secure, or howsoever securing, the Liabilities of the Borrower;
          (iii) exercise or refrain from exercising any rights against the Borrower or others (including the Corporate Guarantor) or against the security, or otherwise act or refrain from acting;
          (iv) settle or compromise any Liability of the Borrower, dispose of any security for any Liability of the Borrower, with or without consideration, or any liability incurred directly or indirectly in respect of any Liability of the Borrower or this Agreement of Guaranty, and may subordinate the payment of all or any part thereof to the payment of any Liability of the Borrower (whether due or not) to creditors of the Borrower other than the Holders and the Corporate Guarantor; and
          (v) apply any sums by whomsoever paid or howsoever realized to any Liability of the Borrower.
     11. No invalidity, irregularity or unenforceability of all or any part of any Liability of the Borrower or the impairment or loss of any security therefor, whether caused by any actions or inactions of the Holders, or otherwise, shall affect, impair or be a defense to this Agreement of Guaranty.
     12. The Corporate Guarantor hereby waives any right or claim of right to cause a marshalling of the Borrower’s assets or to cause the Holders to proceed against any of the security or collateral held by the Holders before proceeding against the Corporate Guarantor, and the Corporate Guarantor hereby waives any and all legal requirement that the Holders shall institute any action at law or in equity against the Borrower, or anyone else, with respect to the Notes or with respect to any security held by the Holders, as a condition precedent to bringing any action against the Corporate Guarantor upon this Agreement of Guaranty.
     13. Until all Liabilities of the Borrower shall have been indefeasibly paid in full, the Corporate Guarantor hereby irrevocably waives and relinquishes any and all statutory, contractual, common law, equitable or other claims and rights (i) to seek reimbursement, contribution, indemnification, set-off or other recourse from or against the Borrower in connection with any payments made by the Corporate Guarantor under this Agreement of Guaranty and (ii) to be subrogated to the Holders’ rights under the Notes upon the Corporate Guarantor’s performance under this Agreement of Guaranty.
     14. Until termination, this Agreement of Guaranty is made and shall continue as to any Liability of the Borrower to the Holders without regard to the existence of other collateral or security or guaranties, if any, or to the validity or effectiveness of any or all thereof; and any or all such collateral and security and guaranties may, from time to time, without notice to or consent of the Corporate Guarantor, be sold, released, surrendered, exchanged, settled, compromised, waived, subordinated or modified, with or without consideration, on such terms and conditions as may be acceptable to the Holders without in any manner affecting or impairing the liability of the Corporate Guarantor. The Corporate Guarantor’s obligations under this Agreement of Guaranty shall extend to any and all monies advanced by the Holders pursuant to the Notes and the Note Agreement.
     15. The Corporate Guarantor hereby covenants and agrees that it shall furnish, or cause to be furnished, to the Holders the financial information required by the terms of the Note Agreement.
     16. If claim is ever made upon a Holder for repayment or recovery of any amount or amounts received by such Holder in payment for, or on account of, any of the Liabilities of the Borrower, and such Holder repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Holder or any of its property, or (ii) any settlement or compromise of any such claim affected by such Holder with any such claimant (including the Borrower), then, and in such event, the Corporate Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding the cancellation of any note or any other instrument evidencing any Liability of the Borrower and the Corporate Guarantor shall be and remain liable to such Holder hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Holder.
     17. Settlement of any claim by a Holder against the Borrower, whether in any proceeding or not, and whether voluntary or involuntary, shall not reduce the amount due under the terms of this Agreement of Guaranty except to the extent of the amount paid by the Borrower in connection with the settlement.
     18. No delay on the part of a Holder in exercising any of its rights, powers or privileges or partial or single exercise thereof under the Notes, this Agreement of Guaranty or any other document made to or with such Holder by the Borrower shall operate as a waiver of any such privileges, powers or rights. No waiver of any of its rights hereunder, and no modification or amendment of this Agreement of Guaranty, shall be deemed to be made by a Holder unless the same shall be in writing, duly signed on behalf of such Holder, by a duly authorized officer, and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of such Holder or the obligations of the Corporate Guarantor to such Holder in any other respect at any other time.
     19. All rights, powers and remedies afforded to a Holder by reason of this Agreement of Guaranty are separate and cumulative remedies and no one of such remedies whether or not exercised by such Holder shall be deemed to exclude any of the other remedies available to such Holder nor prejudice availability of any other legal or equitable remedy which such Holder may have with respect to the Notes.
     20. This Agreement of Guaranty shall be governed by and construed and interpreted in accordance with, the laws of the State of New York and no defense given or allowed by the laws of any other state or country shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of New York. A Holder may bring any action or proceeding to enforce or arising out of this Agreement of Guaranty in any court of competent jurisdiction. If the Holder commences such an action in a court located in the County of New York, State of New York, or any United States District Court in the Southern District of New York, the Corporate Guarantor hereby agrees that it will submit to the personal jurisdiction of such courts and will not attempt to have such action dismissed, abated or transferred on the ground of forum non conveniens, and in furtherance of such agreement, the Corporate Guarantor hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over it in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State of New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the Corporate Guarantor by registered mail to or by personal service at the last known address of the Corporate Guarantor; provided, however, that nothing contained herein shall prohibit the Corporate Guarantor from seeking, by appropriate motion, to remove an action brought in the New York state court to the United States District Court for the Southern District of New York. If such action is so removed, however, the Corporate Guarantor shall not seek to transfer such action to any other district, nor shall the Corporate Guarantor seek to transfer to any other district any action which a Holder originally commences in such Federal court. Any action or proceeding brought by the Corporate Guarantor arising out of this Agreement of Guaranty shall be brought solely in a court of competent jurisdiction located in the County of New York, State of New York, or in a United States District Court in the Southern District of New York. The Corporate Guarantor hereby waives any right to seek removal of any action or proceeding other than as permitted according to this Paragraph 20.
     21. This Agreement of Guaranty shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
     22. This Agreement of Guaranty shall terminate upon the termination of the Notes in accordance with their terms. The Borrower or the Corporate Guarantor may terminate this Agreement of Guaranty and the Notes and all other obligations of the Borrower or the Corporate Guarantor to the Holders under the Notes, the Note Agreement or this Agreement of Guaranty, by paying to the Holders all sums due and owing to the Holders hereunder and under the Notes and the Note Agreement.
     23. Unless otherwise indicated differently, all notices, payments, requests, reports, information or demands which any party hereto may desire or may be required to give to any other party hereunder, shall be in writing and shall be personally delivered or sent by confirmed telecopy transmission or first-class certified or registered United States mail, postage prepaid, return receipt requested, and sent to the party at its address appearing at the beginning of this Agreement of Guaranty, or such other address as any party shall hereafter inform the other party hereto by written notice given as aforesaid. All notices, payments, requests, reports, information or demands so given shall be deemed effective upon receipt or, if mailed, upon receipt or the expiration of the third (3rd) day following the date of mailing, whichever occurs first, except that any notice of change in address shall be effective only upon receipt by the party to whom said notice is addressed. A failure to send the requisite copies does not invalidate an otherwise properly sent notice to the Corporate Guarantor and/or the Holders.

     24. In case of any proceedings to collect any liabilities of the Corporate Guarantor owed to the Holders hereunder, the Corporate Guarantor shall pay all costs and expenses of every kind for collection, sale or delivery of any collateral or assets or properties of the Corporate Guarantor, including reasonable attorneys’ fees, and after deducting such costs and expenses from the proceeds of sale or collection, the Holders may apply any residue to the liabilities of the Corporate Guarantor, who shall continue to be liable for any deficiency, with interest at the rate provided for in the Notes and/or the Note Agreement.
     25. In all references herein to any parties, persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of the within instrument may require.
     26. The Corporate Guarantor hereby acknowledges and agrees that it shall have the sole responsibility for obtaining from the Borrower such information concerning the Borrower’s financial condition and business operations as the Corporate Guarantor may require, and that the Holders have no duty at any time to disclose to the Corporate Guarantor any information relating to the business operations or financial condition of the Borrower.
     27. THE CORPORATE GUARANTOR AND THE HOLDERS HEREBY WAIVE ANY AND ALL RIGHTS THAT THEY MAY NOW OR HEREAFTER HAVE, POSSESS AND ENJOY UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE, TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN THE CORPORATE GUARANTOR AND THE HOLDERS OR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OF GUARANTY. IT IS INTENDED THAT SAID WAIVER OF JURY TRIAL SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDING. THE CORPORATE GUARANTOR AND THE HOLDERS RECOGNIZE THAT ANY DISPUTE ARISING IN CONNECTION WITH THE NOTE AGREEMENT IS LIKELY TO BE COMPLEX AND CONSEQUENTLY THEY WISH TO STREAMLINE AND MINIMIZE THE COST OF THE DISPUTE RESOLUTION PROCESS BY AGREEING TO WAIVE THEIR RIGHTS TO A JURY TRIAL.
     28. The Corporate Guarantor hereby represents and warrants that other than its guaranty of the obligations of Borrower listed on the attached Schedule 28, it has not guaranteed or otherwise obligated itself to perform the obligations of Borrower or of any other entity. The Corporate Guarantor agrees that it will notify the Holders promptly if it guarantees or otherwise obligates itself to perform any other obligations of Borrower or any other entity other than as listed on Schedule 28.
[Signatures on the following pages]

     IN WITNESS WHEREOF, the Corporate Guarantor has caused this Agreement of Guaranty to be duly executed and delivered by its appropriate authorized corporate officers, all as of the day and year first above written.

ATTEST:		VERISK ANALYTICS, INC.,
a Delaware corporation

By:		By:
Name:	Kenneth E. Thompson	Name:	Mark V. Anquillare
	Executive Vice President, General Counsel and Corporate Secretary	Title:	Executive Vice President and Chief Financial Officer

SCHEDULE 28
(List of Guarantees)
Guarantees in respect of (1) any committed or uncommitted revolving credit loan facilities and/or lines of credit made available to the Borrower pursuant to the Credit Agreement, dated as of July 2, 2009 (as amended, restated, replaced or otherwise modified from time to time) by and among the Borrower, Bank of America, N.A. as agent and lender, and the other lenders party thereto, (2) any Indebtedness incurred pursuant to the Borrower’s Uncommitted Master Shelf Agreements with each of Principal Global Investors, LLC, Aviva Investors North America Inc. and New York Life Insurance Company and/or their affiliates, the foregoing as amended or supplemented from time to time and (3) guarantees in respect of any Offering (as defined in the Amendment).

Exhibit B
Bank Agreement

B-1